Exhibit (h)(9)

                 AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

         THIS AMENDMENT (this "Amendment") to the Transfer Agency Services Agreement (the "Agreement") by and between PNC Global Investment Servicing, formerly PFPC, Inc., a Massachusetts corporation and Allegiant Funds, a SEC registered series investment company and Massachusetts Business Trust("Fund") is made as of April 30, 2009. Capitalized terms used but not defined herein shall have the same meaning as in the Agreement.

         1. SERVICES. In addition to the services set forth in the Agreement, PNC Global Investment Servicing shall provide to the Fund the services set forth in the attached Schedule A, relating to the obligations of the Fund under SEC Rule 22c-2 under the Investment Company Act of 1940, as amended ("Rule 22c-2"), and the Fund will pay to PNC Global Investment Servicing the fees and charges in respect of such services as set forth in the attached Schedule B. The Fund has and will enter into agreements with financial intermediaries (collectively, "Financial Intermediaries") under the terms of which such Financial Intermediaries will be instructed to provide data to PNC Global Investment Servicing pursuant to Rule 22c-2 relating to transactions in the Fund's shares. PNC Global Investment Servicing shall not be liable to the Fund, its investors or any agents of the Fund, including its investment advisor(s), for any errors or omissions in any data provided to PNC Global Investment Servicing by any Financial Intermediaries or for compliance by the Fund with Rule 22c-2. PNC Global Investment Servicing's sole obligation under this Section 1 shall be to provide the Fund with access to information relating to transactions in the Fund's shares based solely on information provided to PNC Global Investment Servicing by Financial Intermediaries.

         2. SYSTEMS. In providing the services described in Exhibit A hereto, PNC Global Investment Servicing may, pursuant to licenses or other agreements (collectively, "Third Party Agreements") with one or more unrelated parties (collectively, "Third Party Providers"), utilize information, data, technology and systems (collectively, "Third Party Systems") licensed or otherwise provided to PNC Global Investment Servicing by such Third Party Providers.

         3. INDEMNIFICATION. The Fund agrees to indemnify, defend and hold harmless PNC Global Investment Servicing and the Third Party Providers and their affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the securities laws, rules and regulations of the United States (including SEC Rule 22c-2) or of any state and any foreign country) arising directly from any action or omission to act which PNC Global Investment Servicing or the Third Party Provider takes or fails to take at the direction of the Fund in connection with the provision of services to the Fund. The Fund further agrees to indemnify PNC Global Investment Servicing and the Third Party Providers for any damages disruption, disablement, harm, or impediment, in any manner, of the operation of the PNC Global Investment Servicing systems or any Third Party Systems, or any other associated software, firmware, hardware, or network directly caused by the Fund. Neither PNC Global Investment Servicing nor the Third Party Providers, nor any of their affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PNC Global Investment Servicing or the Third Party Provider's or their affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PNC Global Investment Servicing activities under the Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of the Fund's shares shall be presumed not to have been the result of PNC Global Investment Servicing or the Third Party Provider's or their affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of such duties and obligations under this Agreement. The provisions of this Section 3 shall survive termination of this Agreement.

         4. EFFECTIVE DATE. This Amendment shall be effective as of the date hereof and shall be coterminous with the Agreement. Except as set forth in this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                 PNC Global Investment Servicing


                                 By: /s/  Michael DeNofrio
                                     ---------------------

                                 Name: Michael DeNofrio

                                 Title: EVP, Senior Managing Director


                                 Allegiant Funds

                                 By: /s/ John Kernan
                                     ---------------

                                 Name: John Kernan

                                 Title:  Treasurer

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                                   SCHEDULE A
                                    SERVICES

o The PNC Global Investment 22 c-2 system (the "System") is intended to enable the Fund to manage data requests to, and to access and analyze data provided by, Financial Intermediaries as required by SEC Rule 22c-2.

o Pursuant to agreements between the Fund and Financial Intermediaries, Financial Intermediaries may deliver to PNC Global Investment Servicing, in electronic format, information on transactions effected in Fund shares.

o The Fund may use the System to access data that is provided to PNC Global Investment Servicing by Financial Intermediaries or that is otherwise available to PNC Global Investment Servicing through NSCC for Financial Intermediaries that are NSCC 22c-2 members. The Fund may also use the System to request data from non-NSCC 22c-2 members.

o The System is intended to be generally available to the Fund from 8:00 am to 6:00 PM Eastern Time during regular trading days, subject to periodic unavailability due to maintenance, upgrades, testing and potential System failures.

o PNC Global Investment Servicing will work with the Fund to develop an implementation program with the objective of launching the System on a mutually agreed upon date. The implementation program will seek to identify and access sources of relevant data, including identification of omnibus accounts, Financial Intermediaries, NSCC 22c-2 membership status, CUSIPs, Fund shareholder accounts and Fund trading and redemption policies as set forth in the Fund's SEC registration statement and prospectuses. Designated representatives of the Fund will have access to the System. The System will be tested and de-bugged as necessary.

o The System implementation schedule will vary depending on the profile and requirements of the Fund, but is estimated to take at least 6-10 weeks. PNC Global Investment Servicing will provide project oversight and coordination, planning and review. PNC Global Investment Servicing will also assist the Fund in testing the System and training designated Fund representatives in the use of the System.

o PNC Global Investment Servicing will consider enhancements and improvements upon request, with fees at rates to be negotiated.

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                                   SCHEDULE B
                                FEES AND CHARGES

This Fee Schedule Summary represents the pricing as of the date of contract execution.


IMPLEMENTATION FEE:                  $20,000- one time set up fee,
                                     including historical load conversion
                                     effective January 1, 2009 (See
                                     Schedule A for implementation
                                     Services)


MONTHLY BASE FEE:                    $4,000 per month (to begin  first day
                                     of initial download and this fee shall not be prorated for any partial months)


MONTHLY TRANSACTION STORAGE FEE:     $275 per month per million transactions
                                     (or fraction thereof) stored


NON-STANDARD DATA PROCESSING CHARGE: Will be quoted upon request


OUT-OF-POCKET EXPENSES:              Out-of-pocket expenses will include NSCC
                                     Networking SDR transaction fees


CUSTOMIZED SYSTEM DEVELOPMENT
(IF APPLICABLE):                     $225 per hour


TRAINING:                            Web-based training for implementation-
                                     fee waived. Additional training can
                                     be procured at the rate of $150 per hour, plus travel and expenses, if applicable.



AFTER THE TWO YEAR ANNIVERSARY OF THE EFFECTIVE DATE OF THE AGREEMENT, PNC MAY ADJUST THE FEES DESCRIBED IN THE ABOVE SECTIONS ONCE PER CALENDAR YEAR, UPON THIRTY (30) DAYS PRIOR WRITTEN NOTICE IN AN AMOUNT NOT TO EXCEED THE CUMULATIVE PERCENTAGE INCREASE IN THE CONSUMER PRICE INDEX FOR ALL URBAN CONSUMERS (CPI-U) U.S. CITY AVERAGE, ALL ITEMS (UNADJUSTED), PUBLISHED BY THE U.S. DEPARTMENT OF LABOR SINCE THE LAST SUCH ADJUSTMENT IN THE FUND'S MONTHLY FEES (OR THE EFFECTIVE DATE ABSENT A PRIOR SUCH ADJUSTMENT).


*Contract will run concurrent with TA agreement

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